Exhibit 99.1

Standard Register

600 Albany St. · Dayton, OH 45408	NEWS RELEASE
937.221.1000 · 937.221.1486 (fax)
www.standardregister.com

News media contact:	Investor contact:
Lesley Sprigg · 937.221.1825	Robert J. Cestelli · 937.221.1304
lesley.sprigg@standardregister.com	robert.cestelli@standardregister.com

For Immediate Release

Standard Register Names New Chairman

DAYTON, Ohio (December 2, 2006) – Following the death of Paul Granzow on December 1, the board of directors of Standard Register (NYSE:SR) today elected F. David Clarke, III, as the non-executive chairman of the board.  Granzow, 79, had served as chairman for 23 years and was a member of the board of directors since 1966.

Clarke, 50, has served on Standard Register’s board since 1992.  He is chairman of SR’s compensation committee and a member of the board’s audit and executive committees.  Clarke is also chairman of Clarke-Hook Corporation, a fully-integrated commercial real estate development firm in suburban Washington D.C.  In addition he serves on the board of directors of Conihasset Partners, LLC, a public investment firm focused on small cap companies.

Clarke earned his law degree from the University of Dayton and his bachelor’s from Villanova University in Pennsylvania.

“We are saddened by the news and we will miss Paul’s unflappable style,” Clarke said.  While he wasn’t involved in the day-to-day operations of the company, he provided steady guidance and unique insights as chairman for nearly a quarter century.  Paul was adept at anticipating the future for the benefit of the company.”

"On behalf of the board of directors and all Standard Register employees, we offer our sincere sympathies to his family," Clarke added.

Granzow was a partner of Turner, Granzow & Hollenkamp, a Dayton law firm, until his retirement.  He earned his law degree from the University of Cincinnati.

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly a century of industry expertise, Lean Six Sigma methodologies and leading technologies, we help organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, e-business solutions, consulting, and print supply chain services to help clients manage documents across their enterprise.  More information is available at www.standardregister.com.

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